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CONTACTS:
VOLT INFORMATION SCIENCES, INC.                 INFORMATION INTERNATIONAL, INC.
AND AUTOLOGIC, INC.
James J. Groberg (212) 704-2480                   Manuel Marrero (310) 258-2059
Irwin B. Robins  (212) 704-2437
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ATLANTA, GEORGIA                                                  June 26, 1995

Charles Ying, Chief Executive Officer of INFORMATION INTERNATIONAL, INC. ("triple-I"; NASDAQ: IINT), and William Shaw, Chairman of VOLT INFORMATION SCIENCES, INC. (NASDAQ: VOLT), announced jointly today that a letter of intent had been signed for the merger of Volt's subsidiary, AUTOLOGIC, INC., and its foreign subsidiaries into triple-I.

After completion of the merger, VOLT will own approximately 3,300,000 shares, or approximately 58%, of the outstanding shares of triple-I, which will remain a publicly-traded company.

Both AUTOLOGIC and triple-I are leaders in the development, manufacture, sale and service of computer-based systems that automate publishing pre-press operations for newspapers, commercial printers, directory publishers and others. Both sell internationally as well as domestically.

According to Mr. Shaw and Mr. Ying, the merged companies, with combined revenues in 1994 of over $100,000,000, will significantly strengthen their position in the pre-press industry. Mr. Shaw and Mr. Ying noted the material and significant advantages to be derived from the merger, including broader product lines, more complete worldwide service and sales capabilities, greater financial strength, the ability to expand research development programs and the joining of complementary technical, engineering sales and marketing expertise.

Mr. Shaw will become Chairman of triple-I upon consummation of the merger. Alden Edwards, President of triple-I will remain in that office, with responsiblity for worldwide sales and marketing. Dennis Doolittle, President of AUTOLOGIC, will become Vice Chairman and Chief Operating Officer. Mr. Ying will continue as director of triple-I as well as President of its Digiflex Division.

The transaction is subject to the execution of a definitive agreement (which is expected within four to six weeks), approval of the respective boards of directors, completion of due diligence, approval of the transaction by the shareholders of triple-I and necessary regulatory approvals.

VOLT is a human resources staffing, telecommunications, computer systems and electronics manufacturer. Triple-I designs, manufactures, markets, and services computer-based systems that automate publishing pre-press operations.

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